UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: March 18, 2005

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On March 18, 2005, Hornbeck Offshore Services, Inc. announced that Todd M. Hornbeck, President and Chief Executive Officer of Hornbeck Offshore, and two trusts for his minor children have entered into sales plans covering certain shares of common stock of the Company owned by them. Under the terms of the plans, adopted in compliance with SEC Rule 10b5-1, Mr. Hornbeck proposes to sell 50,000 shares of HOS common stock and each of the trusts proposes to sell 50,000 shares of HOS common stock, subject to certain minimum price criteria. Similarly, Carl G. Annessa, Executive Vice President and Chief Operating Officer, and James O. Harp, Jr., Executive Vice President and Chief Financial Officer, have entered into 10b5-1 sales plans covering shares of HOS common stock purchasable under certain outstanding options they hold. Each of Messrs. Annessa and Harp propose to sell 40,000 shares of HOS common stock, subject to four different levels of escalating minimum price criteria. These five sales plans extend over various time periods, ranging from nine to twelve months. Combined, these shares represent approximately 1% of the total outstanding common stock of HOS. The shares to be sold by Mr. Hornbeck represent less than 7% of his personal holdings and the shares to be sold by Messrs. Annessa and Harp are those shares that they may purchase under options granted to such officers in their annual awards during 2001, one of their earliest grants. At Hornbeck Offshore’s recent board meeting, it approved an amendment to its insider trading policy to permit 10b5-1 sales plans.

A copy of the press releases with this announcement is attached as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibit.

99.1	Press Release, dated March 18, 2005

2

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 18, 2005

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: March 18, 2005	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Vice President and Chief Financial Officer

4